Exhibit 11

                 Statement re: Computation of Per Share Earnings

               International Telecommunications Data Systems, Inc.

                                         Year ended           Six months ended June 30,
                                     December 31, 1995          1995           1996
                                     -----------------       ----------     ----------
Average shares
  outstanding for the period             4,875,200            4,875,200      4,875,200

Pro forma adjustments (1):
Common shares exchanged for
  Preferred Stock:
    Class A                                524,808              524,808        524,808
    Class B                                328,004              328,004        328,004
    Class C                                103,200              103,200        103,200
Warrants exercised                         334,524              334,524        334,524
                                        ----------           ----------     ----------
Weighted average Common Shares
 outstanding                             6,165,736            6,165,736      6,165,736
                                        ==========           ==========     ==========
Income before extraordinary item        $  825,594           $  466,616     $  994,205
Extraordinary Loss                        (223,696)            (223,696)            --
                                        ----------           ----------     ----------
Net Income                              $  601,898           $  242,920     $  994,205
                                        ==========           ==========     ==========

Pro forma net income per
  Common Share:

Pro forma income before
  extraordinary item                          $.13                $.07            $.16
Extraordinary Loss                            (.03)               (.03)             --
                                        ----------           ---------      ----------
Pro forma net income                          $.10                $.04            $.16
                                        ==========           =========      ==========

(1) Assumes that proceeds from the sale of the warrants ($823,000) was used to retire the notes ($825,000) issued in exchange for the Preferred A and B stock.